Exhibit 10.04






                                 LEASE AGREEMENT


                                  by and between


                       FAMILY STEAK HOUSES OF FLORIDA, INC.



                                      and


                             BARNHILL'S BUFFET, INC.






                              Dated  June 6, 2002




                             475 Blanding Boulevard
                              Orange Park, Florida
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                                LEASE AGREEMENT



     This Lease Agreement (this "Lease") is made as of  June   6, 2002
("Effective Date") by and between FAMILY STEAK HOUSES OF FLORIDA, INC., ("Landlord"), whose address for purposes hereof is 2113 Florida Boulevard, Neptune Beach, Florida 32266, and BARNHILL'S BUFFET, INC., a Tennessee corporation doing business in Florida as Barnhill's Buffet of Tennessee, Inc. ("Tenant"), whose address for purposes hereof is 226 Palafox Place, 5th Floor, Pensacola, Florida 32501.

     1. Description of Premises. Landlord leases to Tenant that certain parcel of land located at 475 Blanding Boulevard, Orange Park, Florida, together with all improvements and furniture, fixtures and equipment located thereon as of the Commencement Date, said land being more particularly described in Exhibit "A" attached hereto (the "Premises").

     2. Lease Term. The term of this Lease shall be for a period of ten (10) years (the "Term") or until such Term shall sooner cease and expire or shall be extended or renewed as hereinafter provided. The Term shall commence on the earlier to occur of: (i) the date upon which Tenant takes possession of the Premises, or (ii) July 1, 2002 (the "Commencement Date") and shall expire at midnight on June 30, 2012.

     3. Use. The Premises may be used for the operation of a buffet or full service restaurant offering seated dining and uses ancillary thereto which may include take-out and drive-through service, and for no other purpose. Landlord represents and warrants that, and Tenant's obligations under this Lease are conditioned upon the current zoning of the Premises permitting Tenant to operate the Premises as a buffet restaurant with no fewer seats than permitted for the Ryan's Family Steak House restaurant that most recently operated in the Premises.

     4. Rent. The "Rent Commencement Date" shall be the Commencement Date. Subject to adjustments as set forth herein, Tenant agrees to pay, as base annual rent for the use of the Leased Premises, each year during the first five years of the term hereof, the sum of $93,000.00 ("Rent" or "Base Rent"), which shall be payable in twelve (12) equal monthly installments of $7,750.00, plus applicable sales tax, as set forth on the Rent Schedule attached hereto as Exhibit B. All payments due under this Lease shall be paid monthly in advance on or before the first (1st) day of each month
(the "Due Date") without reduction, abatement or set-off, and shall be mailed or delivered to Landlord's office at the address above (or at such other address for the payment of rent that Landlord may give notice of to Tenant). Any payment due and not paid within seven (7) business days after receipt of written notice of nonpayment shall bear interest
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retroactive from the Due Date at a rate of ten percent (10%) per annum until paid. If the Rent Commencement Date is other than the first day of a calendar month, the rent for the portion of said month shall be prorated at a daily rate based upon the base monthly rent, and shall be payable on the Rent Commencement Date. Within five (5) business days after the full execution of this Lease, Tenant shall pay to Landlord the first month's rent.

     5. Net Lease / Other Charges. Tenant acknowledges and agrees that it is the purpose and intent of Landlord and Tenant that this Lease be a so-called "Net Lease" that is completely carefree to Landlord and therefore, except as may otherwise be expressly set out in this Lease, Tenant shall be responsible to pay, or promptly reimburse Landlord for paying, all costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises which arise or become due during the term of this Lease (herein, "Other Charges"), specifically including without limitation (i) all general property taxes and assessments, special improvement taxes or assessments, privilege taxes, excise taxes, business and occupation taxes, taxes upon or measured by rent, assessments for public improvements or otherwise, levies, fees, water and sewer charges, and all other governmental impositions and charges of every kind and character which are now or may hereafter be levied upon or assessed against the Premises; (ii) all taxes levied against any equipment, inventory, trade fixtures or other personal property located in the Premises, without regard to whether Landlord or Tenant shall own title to same; (iii) expenses incurred by Landlord in correction of any violation of any covenant or other obligation of Tenant to be performed under this Lease; and
(iv) all applicable federal, state or local sales taxes which may, at any time during the term of this Lease, be imposed on the Base Rent or any other monetary charges which Tenant is required to pay to Landlord under this Lease; provided, however, in no event shall Tenant be responsible for paying any payments of principal or interest required under any mortgage encumbering the Premises or any income or similar taxes imposed upon Landlord. At the request of Landlord, Tenant shall pay any Other Charges directly to any governmental authority or other third party to whom such charges are due, on or before the later of (i) ten (10) days following Tenant's receipt of notice of such outstanding charges, or (ii) ten (10) days prior to the due date of such charges. Tenant shall pay any Other Charges payable to Landlord (in reimbursement for costs and expenses incurred by Landlord) on or before the later of (a) ten (10) days following Tenant's receipt of notice of such charges, or (b) with Tenant's next monthly installment of Base Rent due on the first day of the first calendar month following Tenant's receipt of such notice.

     6. Late Fees / Interest. The term "Rent" or "rent" as used in this lease shall mean and refer to collectively to the Base Rent plus all Other Charges, and in the event of any non-payment of any of the Other Charges by Tenant, Landlord shall have in addition to all other rights and remedies, all of the rights and remedies provided for herein or by law with respect to non-payment of Base Rent. Without waiver, limitation or prejudice to the foregoing, as a material inducement for Landlord's entry into this Lease, Tenant agrees that if any payment of Rent is not received by Landlord within ten (10) days following the due date therefor, or Tenant's check for same shall not be honored for any reason, then, because the actual damages resulting from late payments and
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dishonored checks are difficult to fix, Tenant shall pay Landlord as liquidated damages for each such late payment or dishonored check a late fee in an amount equal to five percent (5%) of the amount of the overdue payment. In addition, beginning three (3) business days following Tenant's receipt of written notice of any past due Rent, Landlord may charge interest on the said past due Rent until paid at a rate equal to the lesser of eighteen percent (18%) or the maximum rate allowed by law (herein, the "Default Rate").

     7. Rent Escalation. The annual Rent to be paid to Landlord by Tenant shall be increased as described in Exhibit B.

     8. Services. Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, gas, heat, electricity, power, telephone service, sewer service charges, and sewer rentals charged or attributable to the Premises, and all other services or utilities used in, upon, or about the Premises by Tenant or any of its subtenants, licensees, or concessionaires from the Commencement Date and throughout the lease term hereof.

     9. Taxes. Tenant shall be responsible for the payment of all ad valorem taxes and assessments levied against the Premises during the Lease term. The Landlord shall forward a copy of the ad valorem tax bill and any bill for any assessment levied against the Premises to the Tenant for payment. The Tenant shall pay the same before delinquency, and shall furnish the Landlord with a copy of its check in payment of said bill. In the event any bill for ad valorem taxes or assessments is not paid before delinquency at any time during the Lease term, the Landlord may pay the same and shall be entitled to recover the cost thereof from the Tenant as Other Charges hereunder. In addition, on January 31 of the final year of the Lease term, or any Renewal Term, as the case may be, the Tenant shall pay to the Landlord on demand the Tenant's prorata share of the ad valorem taxes and any outstanding and unpaid assessments for that calendar year as Other Charges hereunder.

     10. Care and Maintenance of Premises. Tenant shall be solely responsible for the maintenance, repair, and replacement of the Premises throughout the term of this Lease, including, but not limited to, the maintenance, repair, and replacement of all improvements located on the Premises, including the roof and structural components thereof, all plumbing, electrical, heating, ventilation and air conditioning systems therein, and all other improvements to the Premises, such as the asphalt paving and concrete curbing of the parking areas and driveways, and the landscaping located on the Premises. Landlord shall have no responsibility whatsoever for any maintenance, repair, replacement of the Premises or any improvements located thereon unless such is made necessary due to the gross negligence or willful act of the Landlord. Without limitation, the foregoing shall apply with respect to any modifications or replacements required to be made to the Premises at any time during the term in order to comply with any ADA or other governmental requirements. Tenant shall maintain the Premises in good condition and repair at all times, and Tenant shall allow only licensed and insured contractors to perform any electrical repairs, repairs to the roof
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or structural components of the Premises or any repairs to any portion of the heating, ventilating and air conditioning system. Tenant shall plan and perform all substantial repairs in accordance with the requirements of Section 13 hereof.

     11. Signage.

     (a) Signs. Landlord and Tenant agree that throughout the Term and any Renewal Terms of this Lease, Tenant and its permitted subtenants, and assignees may erect, maintain, repair and replace any and all signs which the Tenant and its permitted subtenants, and assignees may desire from time-to-time on the Premises including, without limitation, building, pylon and monument signs, so long as (i) such signs comply in all respects and at all times with applicable codes, ordinances, laws and statutes concerning the same, and (ii) the Tenant and its permitted subtenants, and assignees has at its expense obtained all necessary governmental licenses, permits, and approvals for such signs. All such signs shall be maintained in good condition and repair at all times.

     12. Renewal Option. This Lease may be renewed by Tenant for two (2) successive, five (5) year terms (the "Renewal Term(s)"), if Tenant shall give written notice of renewal to Landlord at least 90 days prior to the end of the then-current term. Each Renewal Term shall be subject to the same terms and conditions as the initial Term, except that Tenant shall pay to Landlord the Base Rent provided for in Exhibit "B" of this Lease.

     13. Sublease and Assignment. Tenant shall not assign, sublease, transfer, pledge, or encumber this Lease or any interest therein without Landlord's prior written consent. For purposes hereof the transfer of all or a controlling interest in Tenant shall not constitute an assignment of this Lease. Any attempt at assignment, sublease, or other transfer or encumbrance by Tenant in violation of the terms and covenants of this paragraph shall be void. Landlord's consent to a particular assignment, subletting, transfer, pledge, or encumbrance shall not obviate the necessity of Landlord's consent to any future assignment, subletting, transfer, pledge, or encumbrance, Landlord retaining the right to consent to each and every of same.

     14. Alterations by Tenant. It is understood and agreed that Tenant, at its expense, will alter and remodel the premises to Tenant's standards to convert the building to a Barnhill's Buffet restaurant. Tenant shall submit to the Landlord for the Landlord's consent plans and specifications for Tenant's alterations and improvements (the "Plans"), such consent not to be unreasonably conditioned, delayed, or withheld. Landlord shall respond to the Plans within ten (10) days following receipt. If Landlord fails to respond within said ten
(10) day period, the Plans shall be deemed approved by Landlord. After completion of Tenant's initial alterations and remodeling, all additions, alterations, improvements and fixtures (except Tenant's merchandise, personal property, furniture, equipment, movable trade fixtures and signage) in or upon the Premises, whether placed there by Tenant or by Landlord, shall become Landlord's property and shall remain upon the Premises at the termination of
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this Lease by lapse of time, or otherwise, without compensation or allowance or credit to Tenant. After the Commencement Date, Tenant shall not make additions, changes, alterations or improvements to the Premises costing more than $10,000.00 in the aggregate, without the prior written consent of Landlord.
Even if Landlord's consent is not required, Tenant shall give Landlord prior written notice specifying any work to be done. If Landlord grants its consent, Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord's prior written approval, obtaining necessary permits, obtaining insurance, prior approval of contractor (not to be unreasonably withheld) and reasonable requirements as to the manner and times in which such work shall be done. All work shall be performed in a good and workmanlike manner and shall be in accordance with plans and specifications (approved by Landlord if approval is required by the above provisions). If any of such work may affect the structure of the Building or interfere with Building systems or operation, Landlord may require that such work be performed under Landlord's supervision (but at no additional cost to Tenant for such supervision). Notwithstanding the foregoing, upon expiration of the Term or earlier termination of the Lease, Tenant may remove all of its personal property, furniture and fixtures from the Premises, repairing any damage caused to the Premises by such removal.

     15. Construction Lien. In no event shall Tenant have the right or authority to create, or permit there to be established, any contractor's, mechanic's, materialmen's or other lien or encumbrance of any nature against Landlord's interest in the Premises or the Building for improvements made or caused to be performed by and at the request of Tenant. Any lien filed by any contractor, materialman or supplier performing work requested by and for Tenant shall attach only to Tenant's interest in the Premises for work claimed to have been furnished for Tenant. Tenant shall, within 20 business days after Tenant receives notice of the filing of any lien for such work, duly discharge the lien or contest such lien by posting a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord. In the event that such lien is not released and removed or bonded within 20 business days after Tenant has received notice thereof, Landlord, at its sole option, may take all action necessary to release and remove or bond such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice reimburse Landlord for all reasonable sums, costs and expenses (including reasonable attorneys' fees) incurred by Landlord in connection with such lien.

     16. Hazardous Substances. Tenant shall not bring upon or permit to be brought upon the Premises any Hazardous Substances, except normal office and restaurant supplies. Tenant shall not use the Premises for the manufacture, storage, disposal or handling of any Hazardous Substances, except normal office and restaurant supplies, and Tenant shall indemnify and hold harmless Landlord from and against any and all loss, claim, damages, liability, cost or expense, including reasonable attorney's fees actually incurred at customary hourly rates, court costs and remediation costs and expenses incurred by Landlord arising from or relating to Tenant's violation of the terms of this paragraph.
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     17. Quiet Enjoyment.  Landlord covenants and agrees, provided Tenant pays all Rent and performs the terms and conditions of this Lease as and when required, to take all necessary steps to secure to Tenant and to maintain for the benefit of Tenant the quiet and peaceful possession and enjoyment of the Premises and all rights appurtenant thereto, for the term hereof, without disturbance, hindrance or molestation by Landlord or any other person claiming title to the Premises or any part thereof, and Landlord warrants and forever agrees to defend Tenant's interest under this Lease against the claims of any and all persons other than those claiming by, through or under Tenant.

     18. Insurance. At all times during the Term of this Lease and any renewals thereof Tenant shall obtain and thereafter keep in full force and effect, (i) commercial general liability insurance, such insurance to insure against liability for bodily injury and death and for property damage occurring on, in or about the Premises in an amount not less than Three Million Dollars ($3,000,000.00) combined single limit on a per occurrence basis, (ii) workmen's compensation as required by law providing statutory benefits for all persons employed by Tenant in connection with the Premises, (iii) builder's risk insurance during all periods in which Tenant is constructing alterations or additions to or within the Premises, in reasonable amounts, (iv) fire, windstorm and extended risk casualty insurance coverage on the improvements located on the Premises for the full replacement cost thereof and with replacement cost endorsement, and with a deductible of not more than Ten Thousand Dollars ($10,000.00); and (iv) at all times that Tenant is selling alcoholic beverages for consumption within the Premises, liquor liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) covering the Premises and Tenant's use thereof. All insurance that Tenant is required to maintain pursuant to this Section shall (a) name Landlord as an additional insured; (b) be underwritten by insurance companies maintaining an A.M. Best Company rating of "A-VIII" or better and that are licensed or authorized to do business in and shall be in good standing with the State of Florida; (c) be issued for terms of not less than one year; and (d) shall contain a provision that they shall not be subject to cancellation, non-renewal or material reduction in coverage as to the Premises unless Landlord shall be served with a written notice not later than thirty (30) days prior to cancellation, non-renewal or material reduction in coverage (for purposes of the foregoing, "material reduction in coverage" shall include without limitation any change from "all-risk" casualty insurance coverage, or a material increase in deductible). Tenant shall deliver Landlord certificates evidencing it has the required insurance coverages prior to the Commencement Date, and Tenant shall deliver renewal certificates thereof to Landlord prior to the expiration of each such policy. The insurance coverages required to be maintained by Tenant shall be subject to increase by Landlord from time to time as necessary in order to maintain a prudent level of insurance coverage as evidenced by the prevailing practices of landlords and tenants of similarly situated commercial properties and/or to comply with reasonable insurance requirements that may hereafter be imposed by any existing or hereafter arising mortgagee of Landlord's interest in the Premises. In the event Tenant shall fail to maintain any of the insurance coverages required hereby, then, without prejudice to any other rights or remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right, but no obligation, to immediately obtain such insurance on behalf of Tenant and
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Tenant shall promptly reimburse Landlord for all costs Landlord shall incur in connection therewith. Further, Tenant hereby agrees to indemnify and hold harmless Landlord from all loss, cost or expenses which Landlord shall suffer or incur as a result of any failure by Tenant to maintain the minimum amounts of insurance coverages required under this Section.

     19. Indemnification/Hold Harmless. Landlord, its partners, representatives, agents, and their respective officers and employees, shall not be liable to Tenant, or to Tenant's officers, directors, shareholders, agents, servants, employees, customers or invitees, for any damage to person or property in or about the Premises caused by any act, omission or neglect of Tenant and its agents and their respective officers, directors, shareholders, and employees, and Tenant agrees to indemnify and hold harmless Landlord from all claims for any such damage. Tenant and its agents and their respective officers, directors and shareholders and employees shall not be liable to Landlord or to Landlord's partners, representatives, agents, servants, customers, or invitees and their respective officers and employees for any damage to person or property caused by any act, omission or neglect of Landlord, its partners, representatives and agents and their respective officers and employees and Landlord agrees to indemnify and hold harmless Tenant from all claims for any such damage.

     20. Damage By Fire Or Other Casualty.

     (a) Reparable Damage. If fire or other casualty insurable under a standard fire and extended risk policy of insurance required to be carried by Tenant covering the Premises shall render the whole or any material portion of the Premises untenantable, and if the Premises can reasonably be expected to be reparable within one hundred eighty (180) days from the date of such event, subject to the Landlord's lender's right to apply the proceeds of Tenant's insurance to its mortgage encumbering the Premises, the Tenant shall repair and restore the Premises to their condition prior to the fire or other casualty within such one hundred eighty (180) day period (subject to delays for causes beyond Tenant's reasonable control such as delays due to issuance of building permits or obtaining of insurance proceeds provided Tenant diligently pursues the same) and notify Landlord in writing that it will be doing so, such notice to be mailed within thirty (30) days from the date of such damage or destruction, and this Lease shall remain in full force and effect, but the Minimum Rent, Additional Rent and other costs for the period during which the Premises are untenantable shall be abated.

     (b) Irreparable Damage. If fire or other casualty insurable under a standard fire and extended risk policy of insurance required to be carried by Tenant covering the Premises shall render the whole or any material portion of the Premises untenantable and the Premises cannot reasonably be expected to be reparable within one hundred eighty (180) days from the date of such event, or if an uninsurable casualty shall render the whole or any portion of the Premises untenantable, then Landlord or Tenant, by notice in writing to the other, mailed within thirty (30) days from the date of such damage or destruction, may terminate this Lease effective upon a date within thirty (30) days from the date
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of such notice. The Minimum Rent, Additional Rent, and all other costs shall be abated for the period during which the Premises are untenantable. Upon termination, all prepaid rents and/or deposits shall be returned to Tenant, any and all insurance proceeds payable on account of such casualty shall be paid over or assigned to the Landlord (subject to the right of Landlord's lender to any such proceeds), and neither Landlord nor Tenant shall have any other future obligations or responsibilities under this Lease.

     (c) Repair and Restore. If Landlord or Tenant does not terminate this Lease pursuant to its rights herein, subject to the Landlord's lender's right to apply any insurance proceeds to its mortgage encumbering the Premises, then Tenant shall repair and restore the Premises as the case may be to its condition prior to the damage or destruction within that time period reasonably necessary for such repair and restoration (subject to delays for causes beyond Tenant's reasonable control such as delays due to issuance of building permits or obtaining of insurance proceeds provided Tenant diligently pursues the same) and the Minimum Rent, Additional Rent and other costs shall be abated during the period of such restoration and/or repair. Notwithstanding anything set forth herein to the contrary, in no event shall any rent or other payments be due to Landlord until such time as Tenant can conduct its business from the Premises in a reasonable, prudent and businesslike manner, without any interference resulting from reconstruction activities or the condition of the Premises. At its option, the Landlord may notify the Tenant that it has elected to perform all work repairing and restoring the Premises following a casualty, such notice to be given within thirty (30) days from the date the damage or destruction to the Premises occurred. Should the Landlord give the Tenant notice of its election to perform such work, the Tenant shall promptly pay over or assign to the Landlord all insurance proceeds payable on account of the casualty or destruction, and the Landlord shall apply such proceeds to the repair and restoration of the Premises performed by it.

     21. Condemnation
..

     (a) Total Taking. If all the Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the earlier of (i) the date Tenant is required to vacate the Premises, or (ii) the date title passes to the condemning authority, and upon either such date of termination, all Minimum Rent, Additional Rent, and other costs due hereunder shall be paid to that date. The term "eminent domain" shall include the taking or damaging of property by, through, or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person.

     (b) Partial Taking. Tenant may terminate this Lease upon written notice to Landlord for any of the following events of Partial Taking:

        (i) If more than five percent (5 %) of the Rentable Square Feet of Floor Area of the Premises shall be taken or appropriated;
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        (ii) The Premises, after the taking, would no longer satisfy the requirements for a restaurant offering seated dining (based on Tenant's standard restaurant requirements in Tenant's reasonable business judgment);

        (iii) The access to the Premises is adversely affected;

        (iv) The visibility of the Premises is adversely affected;

        (v) The parking available to the Premises is adversely affected, whether modified or reduced; or

        (vi) If Tenant's business will otherwise be adversely affected.

     If tenant does not elect to terminate the Lease in the event of a Partial Taking, the parties agree that rental due under the Lease shall be equitably reduced in consideration of the Partial Taking. Landlord is obligated to make Tenant whole (including, but not limited to, parking, access and visibility) during and after the construction period.

     (c) Damages. Landlord reserves all rights to the entire damage award or payment for any taking by eminent domain. Tenant shall, however, have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant, including, but not limited to, loss due to removing Tenant's merchandise, furniture, trade fixtures, and equipment or for damage to Tenant's business, loss of business, and/or loss of leasehold interest; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord's damages.

     22. Force Majeure. If either Landlord or Tenant is delayed or prevented from completing the performance of any obligation under this Lease by reason of accident, fire, act of God, public enemy, injunction, riot, strike, lockout, insurrection, war, court order, requisition or order of governmental body or authority, inability to procure labor or materials from normally available sources, or by any other cause without its fault and beyond its reasonable control (financial inability excepted), completion will be excused for the period of such delay and the date for completion will be extended for the period of such delay provided notice of the occurrence or encountering of such cause is given to the other party within 10 days after such occurrence or encounter and notice of the duration of such cause is given with 10 days after the cessation of such cause. However, in no event shall the provisions of this paragraph be applicable to extend or delay the ultimate date for the completion of construction of the Premises or the date for delivery of possession of the Premises to Tenant, as specified herein.

     23. Subordination. This Lease is and shall be subject and subordinate to any mortgage, deed of trust, or other lien created by Landlord whether presently
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existing or hereafter arising upon the Premises, and to any renewals, refinancings, and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust, or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified) stating the dates to which Rent and other charges payable under this Lease have been paid, stating that Landlord is under default hereunder (or if Tenant alleges a default, stating the nature of such alleged default) and further stating such other matters as Landlord or its mortgagee shall reasonably require. Tenant agrees that it shall attorn to any purchaser or mortgagee of the Premises from and after the acquisition thereof by purchaser or mortgagee. Provided, however, the said subordinations and attornment shall be subject to and conditioned upon the agreement that Tenant's rights as Tenant hereunder shall not be disturbed so long as no Event of Default has occurred and is continuing under the terms of the Lease. Provided further, and notwithstanding the foregoing, Landlord agrees that its rights under this Lease, including without limitation any contractual or statutory landlord's lien on any property of Tenant, shall be subordinate to the lien(s) of any lender(s) that may attach to or may hereafter be placed upon Tenant's furniture, trade fixtures and equipment, which subordination shall apply to any and all advances of funds made by such lender(s) and all renewals, replacements and extensions thereof; and Landlord agrees that the lien of any such lender as to the Tenant's furniture, trade fixtures, and equipment shall be deemed to be prior and superior to any contractual or statutory landlord's lien regardless of the dates or the record priority of any applicable documents or instruments.

     24. Estoppel Certificate. Landlord and Tenant agree that they will from time to time upon request from each other, within 15 business days after notice from the other, execute and deliver to such persons as the requesting party shall request, a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates which rent and other charges payable under this Lease have been paid, stating the commencement and termination dates of the current term of the Lease and stating whatever options to extend there may be in the Lease, stating that Landlord or Tenant, as applicable, is not in default hereunder to the best of such party's knowledge after due inquiry (or if Landlord or Tenant, as applicable, have alleged a default, stating the nature of such alleged default), and further stating such other matters relating to the Lease as the requesting party shall reasonably require.

     25. Landlord's Default.   Landlord's failure to perform any of its
obligations under this Lease for a period of twenty (20) days after receiving notice from Tenant specifying in reasonable detail the nature and extent of such default, or if the default so specified shall be of such a nature that the same cannot reasonably be cured or remedied within said twenty (20) day period and

Landlord shall fail to promptly commence and thereafter continuously and diligently prosecute the cure or remedy of such default to completion. then Landlord shall be in "Default" hereunder.

     If Landlord commits a Default, Tenant, in addition to any remedies available under the law, may, without being obligated and without waiving the Default, with additional five (5) business day notice to Landlord, cure the Default on behalf of Landlord. Landlord shall pay Tenant, upon demand, all costs, expenses, and disbursements incurred by Tenant to cure the Default. If such payment is not rendered within thirty (30) days of demand, Tenant may deduct all such costs and expenses from the rent next coming due. If Tenant elects not to cure the Default by Landlord, Landlord shall remain responsible to cure the Default and liable to Tenant for any direct damages suffered by Tenant as a consequence of Landlord's failure to cure the Default.

     It is understood and agreed that Tenant's exercise of any right or remedy to a default or breach by Landlord shall not be deemed a waiver of or to alter, affect, or prejudice any right or remedy which Tenant may have under this Lease or by law or in equity. Neither the payment of rent nor any other act or omission of Tenant at any time or times after the happening of any Default shall operate as a waiver of any past or future violation, breach, or failure to keep or perform any covenant, agreement, term, or condition hereof, or to deprive Tenant of its right to pursue or exercise at any time any option, right or remedy that Tenant may have under any term or provision of this Lease, at law or in equity.

     26. Tenant Default. It shall be a default ("Event of Default") hereunder if (i) Tenant shall fail to pay any rent or any other sums of money within ten
(10) business days after receipt of written notice that the same is due; (ii) Tenant shall fail to comply with any other provision of this Lease and after receipt of written notice, fail to promptly commence and thereafter continue with diligence to correct any default within thirty (30) days after written notice or the additional time, if any, that is reasonably necessary; (iii) the Premises shall be taken on execution or other process of law in any action against Tenant; (iv) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord in writing that it anticipates either condition; (v) Tenant takes any action, or notifies Landlord in writing that Tenant intends, to file a petition under any section or chapter of the Bankruptcy Code as amended, or under any similar law or statute of the United States or any State thereof; or a petition shall be filed against Tenant under any such statute which is not dismissed within 60 days after the filing thereof; or (vi) a receiver or trustee shall be appointed for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant and not discharged within 60 days after the appointment of a receiver or trustee.

     On the occurrence of any Event of Default and after the applicable notice and cure period, and subject to terms and conditions provided herein, Landlord may;

     (i) without terminating this Lease and without entering into possession of the Premises, continue this Lease in effect and enforce all rights of Landlord and obligations of Tenant hereunder, including the filing of suit for the collection of monthly rent, Other Charges, and all other sums due hereunder as they accrue (including attorneys' fees and other damages). Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not constitute a termination of this Lease or Tenant's right to possession hereunder;

     (ii) re-enter and repossess the Premises and remove all persons and property therefrom either by summary dispossess proceedings or by a suitable action or proceeding at law or in equity, or by force or otherwise, without being liable for any damage therefor. No re-entry by Landlord shall be deemed a termination or an acceptance of a surrender of this Lease;

     (iii) Terminate this Lease and sue Tenant for damages hereunder which damages shall be an amount equal to (A) the sum of all amounts due hereunder to the date of termination; plus (B) the aggregate rent remaining over the unexpired portion of the Term plus the reasonable cost to Landlord for any repairs and other costs of reletting, all reduced to present value using a discount rate equal to the interest rate of a governmental security having a maturity closest to the then current expiration of the Term; less (C) the aggregate fair net rental value of the Premises over the remaining portion of the Term provided, however, a reasonable period of time, not to exceed six (6) months, may be considered as a leasing period by which the Premises would not be leased and therefor no income would be realized for such period reduced to present value; plus (D) Landlord's costs and expenses incurred in the enforcement hereof including reasonable attorneys fees as herein provided;

     (iv) relet any or all of the Premises for Tenant's account for any or all of the remainder of the Term or for a period exceeding such remainder, in which event Tenant shall pay to Landlord, at the times and in the manner specified by the provisions herein the rent accruing during such remainder, less any rent received by Landlord, with respect to such remainder, from such reletting, as well as the cost to Landlord of any reasonable attorney's fees actually incurred at customary hourly rates, or for any repairs or cost of reletting or other action (including those taken in exercising Landlord's rights under any provision of this Lease ) taken by Landlord on account of such Event of Default, but in no event shall Landlord be liable in any respect for failure to relet the Premises after good faith efforts to do so or in the event of such reletting, for failure to collect the rent thereunder. Any sums received by Landlord on a reletting in excess of the rent reserved for this Lease shall belong to Landlord;

     (v) cure such Event of Default in any other manner (after giving Tenant written notice of Landlord's intention to do so except in the case of emergency), in which event Tenant shall reimburse Landlord for all expenses reasonably incurred by Landlord in doing so, plus interest at the Default Rate, which expenses and interest shall be additional rent and shall be payable by Tenant immediately on demand therefor by Landlord; and/or

     (vi) pursue any combination of such remedies and/or any other remedy available to Landlord on account of such Event of Default at law or in equity.

     If legal proceedings are instituted hereunder, and a compromise or settlement thereof shall be made, it shall not be constituted as a waiver of any subsequent breach of any covenant, condition or agreement herein contained.

     All such remedies of Landlord shall be cumulative, and in addition, Landlord may pursue any other remedies that may be permitted by law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

     27. Security Deposit. Tenant shall deliver to Landlord the sum of $7,750.00 (the "Security Deposit") to be held by the Landlord without interest as security for Tenant's faithful performance of this Lease. Landlord may co-mingle the Security Deposit with Landlord's other funds, and Landlord may from time to time without prejudice to any other remedy use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit from its original amount. If Tenant is not in default at the expiration or sooner termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord shall assign the Security Deposit to the transferee and thereafter Landlord shall have no further liability for the return of such deposit.

     28. Holding Over. In the event Tenant or anyone claiming under Tenant shall remain in possession of the Premises after the expiration or earlier termination of the Lease term, Tenant shall liable for all damages suffered by Landlord as a consequence of Tenant's failure to timely surrender possession of the Premises to Landlord, including without limitation, any loss of a new tenant or damages required to be paid to a new tenant in connection with Landlord's failure to timely deliver possession of the Premises to such new tenant as a result of Tenant's failure to timely surrender possession of the Premises to Landlord. Without limitation on the foregoing, and not as liquidated damages in any way, in the event of such holding over by Tenant without Landlord's written consent, Tenant shall be deemed to be occupying the Premises subject to all of the terms of this Lease which may be applicable to such continued occupancy and at a monthly Base Rent equal to one hundred fifty percent (150%) of the Base Rent in effect during the last full calendar month of the Lease term plus other sums due from time to time hereunder.

     29. No Offer. The submission of this Lease by either party to the other for review shall not be considered an offer to enter into this Lease and such submission shall not bind either party in any way until both Landlord and Tenant have each executed and delivered duplicate originals of this Lease.

     30. No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their respective counsel have had an opportunity to review this Lease and that this Lease shall not be construed for or against either party merely because such party prepared or drafted this Lease or any particular provision thereof.

     31. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be or become illegal, invalid or unenforceable, the remaining provisions of this Lease, or the application of such provision to other persons or circumstances, shall not be affected thereby and each remaining provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     32. Time of the Essence. Except as otherwise expressly provided herein, time is of the essence with respect to all required acts of Tenant and Landlord and each provision of this Lease.

     33. Brokerage Commissions. Landlord and Tenant warrant and represent that they have not dealt with any real estate broker or salesman in connection with this Lease except Gittings, Schueth & Grunthal Real Estate Services, Inc. and Landlord shall be solely responsible for the payment of any fees or commissions due. Landlord and Tenant further represent they have dealt with no other person which would create any liability for the payment of a commission by the other party. The party who breaches this warranty shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising from the breach.

     34. Authority to Execute Lease. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid, binding, and enforceable agreement of Tenant in accordance with the terms hereof. Landlord represents and warrants that Landlord is the owner of fee simple title to the property on which the Premises is located, this Lease has been duly authorized, executed and delivered by and on behalf of Tenant, and constitutes the valid, binding and enforceable agreement of Landlord in accordance with the terms hereof.

     35. Notices. All notices, demands, consents and approvals which may be or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given and received upon actual delivery (or refusal to accept delivery) to the address of all parties designated to receive notice as set forth below or to such other place as the party to be notified may from time to time designate by at least 10 business days notice to the other parties. Notices, demands, consents and approvals shall be deemed properly given only by: (a) personal delivery; or (b) sent by Federal Express or other nationally-recognized overnight delivery service; or (c) deposit in the United States mail certified, return receipt requested with postage prepaid. Until changed in the manner set forth above, the addresses for notice are as follows:

If to Tenant:          Barnhill's Buffet, Inc.
                       226 Palafox Place, 5th Floor
                       Pensacola, Florida 32501
                       Telephone: (850) 435-9914
                       Telecopier: (850) 435-9229

with copy to:          Armstrong Allen, PLLC
                       Attention:  Michael D. Kaplan
                       80 Monroe Avenue, Suite 700
                       Memphis, Tennessee 38103
                       Telephone: (901) 523-8211
                       Telecopier: (901) 524-4936

If to Landlord:        Family Steak Houses of Florida, Inc.
                       Attention: Mr. Edward B. Alexander
                       2113 Florida Boulevard
                       Neptune Beach, Florida  32266
                       Telephone: 904-249-4197
                       Telecopier: 904-249-1466

With a copy to         Hughes & Lane, P.A.
                       Attention: Edward W. Lane, III, Esquire
                       4190 Belfort Road, Suite 351
                       Jacksonville, Florida 32216
                       Telephone: 904-296-2200
                       Telecopier: 904-296-2270

If to Mortgagee:       GE Capital Corporation
                       Attention:  Annette Walsh
                       17207 North Perimeter Drive
                       Scottsdale, Arizona 85255-5402
                       Telephone: 480-563-6696
                       Telecopier: 480-585-2227

     36. Entire Agreement. This Lease contains the entire agreement between the parties hereto with respect to its subject matter and negotiations relating thereto, and supersedes all previous letter agreements. This Lease may be amended only by subsequent written agreement between the parties. Except for those that are set forth in this Lease, no representations, prior written or oral promises, warranties or agreements made by Landlord or Tenant shall be applicable to this Lease.

     37. Governing Law. This Lease shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Florida.

     38. Attorney's Fees. In the event Tenant or Landlord defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease or in the event Landlord places the enforcement of this Lease for the collection of any Rent due or to become due, or the recovery of possession of the Premises in the hands of an attorney, or in the event either party files suit against the other, with respect to the enforcement of its rights under this Lease, Tenant and Landlord agree that the prevailing party shall be entitled to be reimbursed by the non-prevailing party for all reasonable attorney's fees, expert witness fees, paralegal fees and court costs incurred by the prevailing party or as otherwise may be determined by arbitration under
Section 55 hereof.

     39. Arbitration. If a dispute arises under this Lease relative to an issue which this Lease provides should be arbitrated, including but not limited to apportionment, valuation, rental rates for options or extension periods and set-off provisions, and the parties to this Lease are unable to reach a mutually acceptable resolution, the parties shall proceed to resolve the dispute in the manner herein provided. Either party shall notify the other in writing of its position, and in the case of a monetary dispute, the amount acceptable to it. Such notification shall also include the names and addresses of three (3) persons residing in the State of Florida with experience in commercial real estate matters, who have agreed to serve as arbitrator in accordance with the provisions of this Arbitration section, any one of which is acceptable to the notifying party to serve as arbitrator. Within ten (10) business days following such notifications, the party notified shall advise the other party, in writing, of its position, and in the case of a monetary dispute, the amount acceptable to it. Such notification shall also include the names and addresses of three (3) persons residing in the of Florida with experience in commercial real estate matters, who have agreed to serve as arbitrator in accordance with the provisions of this Arbitration section, any one of which is acceptable to the notifying party to serve as arbitrator. Once the parties have notified each other as provided, the written position submitted by each party cannot subsequently be revised by the submitting party, nor can substitutions be made to the lists of names accompanying the notifications. If within ten (10) days after both parties have been notified of their respective positions, the parties are unable to reach a mutually acceptable resolution, then the parties shall select one person from all of the names submitted who shall be appointed as the arbitrator. If, within the time specified, the parties are unable to mutually agree on the person to serve as arbitrator, either party may apply to the presiding judge of the District Court of Duval County, Florida to select the arbitrator from the list of names initially submitted by both parties. Within five (5) days following selection of the arbitrator each party shall furnish the arbitrator with its written position as set forth in the notification originally furnished. Each party may also include at this time any information, data and/or reports, supportive of its position. The arbitrator may request additional information, data or reports from the parties or others if the arbitrator so desires. Within ten (10) business days following appointment, the arbitrator shall notify both parties in writing of the arbitrator's decision which shall be the position of one of the parties. Such decision shall not deviate in any way from the position initially stated by the party whose position has been selected by the arbitrator, it being the intent that the arbitrator shall select the position of one of the parties. If either of the parties shall fail to furnish the arbitrator its position within the time and in the manner as herein specified, the arbitrator shall consider such party's position to be identical to the position of the other. The decision of the arbitrator shall be final and shall be binding upon the parties and effective as of the date of notification to the parties of the arbitrator's decision. The party whose position is not selected by the arbitrator as the decision shall promptly pay to the arbitrator the total fees and expenses of the arbitrator. Notwithstanding the foregoing, this Section shall not apply for instances of the non-payment of Rent or disputes with respect to Rent.

     40. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed Federal and State Guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     41. Confidentiality. Each party hereto agrees not to disclose the economic terms of this Lease except as each party respectively determines to be necessary for the conduct of its business or as may be required by a court of law or governmental authority. Neither party shall issue any press releases pertaining to this Lease or containing the economic terms of this Lease without the prior written consent of the other party.

     42. Number of Execution Copies. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

     43. Memorandum of Lease. Neither Landlord nor Tenant shall permit, allow or cause this Lease, or any amendment hereto, to be recorded in any public registry or office of register of deeds; however, at the request of either party, Landlord and Tenant agree to execute a recordable memorandum of this Lease setting forth the names and addresses of the parties, a reference to the lease with its date of execution, a specific legal description of the Premises, the actual Commencement Date of the Lease, the term of the Lease, and any renewal Terms, which memorandum may be recorded by Tenant at Tenant's expense or by Landlord at Landlord's expense in the appropriate public records of the county or counties in which the Premises is situated.

     44. Waiver of the Right to Trial by Jury. Landlord and Tenant hereby knowingly and intentionally waive the right to trial by jury in any action or proceeding that Landlord or Tenant may hereinafter institute against each other with respect to any matter arising out of or related to this Lease or the Premises.

     45. Discontinued Operations. In the event Tenant shall at any time during the term of this Lease discontinue its business operations in the Premises Building for a period of sixty (60) days or longer, and the reason for Tenant's discontinuation of business is not due to (a) the repairing or remodeling of the Premises Building, (b) a casualty loss, (c) union or labor difficulties, or (d) any other reason beyond the reasonable control of Tenant [financial ability excluded], then Landlord may (but shall not be obligated to) terminate this Lease by giving Tenant written notice of Landlord's election to so terminate the Lease (a "Termination Notice"). Any such Termination Notice shall set forth a date (the "Termination Date") not less than thirty (30) days nor more than one hundred twenty (120) days after the date of the Termination Notice. Tenant may void the Termination Notice by (A) within ten (10) days following Tenant's receipt of the Termination Notice, notifying Landlord in writing of Tenant's intent to promptly recommence its business operations in the Premises Building, and (B) recommencing its business operations in the Premises Building within thirty (30) days following its receipt of Landlord's Termination Notice. Unless Tenant shall so effectively void the Termination Notice, this Lease shall terminate as of the Termination Date as if such date were the date originally fixed herein for the termination of this Lease.

     46. Transfer of Title. In the event Landlord shall hereafter sell, convey, assign, transfer or exchange Landlord's interest in the Premises, including a transfer pursuant to a foreclosure or delivery of deed in lieu of foreclosure or a transfer by operation of law (herein, a "Transfer"), (i) such Transfer of Landlord's interest in the Premises shall be subject to the terms and conditions of this Lease, (ii) Tenant's tenancy hereunder shall not be disturbed so long as Tenant shall not be in default under this Lease beyond any applicable grace or cure period, (iii) Tenant shall recognize and attorn to such purchaser, assignee or transferee, (iv) Landlord shall be, without further agreement between Landlord and Tenant, or between Landlord or Tenant and the transferee, released and relieved of all covenants and obligations of Landlord under this Lease arising or to be performed after the date of such Transfer, and (v) Tenant shall look solely to such successor in interest of Landlord for performance of such obligations.

     47. Not a Partnership. The provisions of this Lease are not intended to create, nor shall they be interpreted in any way to create, a joint venture, a partnership or any similar relationship between Landlord and Tenant. In particular, Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of Tenant's business, or otherwise.

     48. Financial Statement. Forty-five (45) days after the end of each fiscal quarter, Tenant shall deliver to the Landlord's mortgagee (the "Lender"), a profit and loss statement for its business conducted at the Premises, and within one hundred twenty (120) days after the end of the Tenant's fiscal year, the Tenant shall deliver to the Lender, a balance sheet and profit and loss statement for the fiscal period then ended. All such financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied from period to period and shall be certified to be accurate and complete by the chief financial officer or other appropriate officer of the Tenant. The Lender shall use commercially reasonable efforts to ensure that such financial information supplied by the Tenant remain confidential.

     IN WITNESS WHEREOF, the parties hereto have duly executed multiple counterparts of this Lease in their respective names by their respective authorized representatives, effective as of the date set forth above.


                                    LANDLORD:

                                    FAMILY STEAK HOUSES OF
                                    FLORIDA, INC.


_______________________________     By:___________________________

_______________________________     Name:_________________________
                                    Title:________________________

                                             [CORPORATE SEAL]


                                    TENANT:

                                    BARNHILL'S BUFFET, INC.,
                                    doing business as Barnhill's Buffet
                                    of Tennessee



________________________________     By:__________________________
                                     Name:________________________
________________________________     Title:_______________________

                                             [CORPORATE SEAL]

STATE OF ______________
COUNTY OF _____________

     The foregoing instrument was acknowledged before me this _____ day of _________, 2002 by____________________ as _____________________________,
FAMILY STEAK HOUSES OF FLORIDA, INC., on behalf of the corporation. He is personally known to me or has produced ____________ as identification.

                                            Name:__________________________
                                            NOTARY PUBLIC, State and County
                                            Aforesaid
                                            Commission No.

                                            My Commission Expires:


STATE OF ______________
COUNTY OF ____________

     The foregoing instrument was acknowledged before me this _____ day of _________, 2002, by ____________________ as _____________________________, of
BARNHILL'S BUFFET, INC. on behalf of the corporation. He is personally known to me or has produced ____________ as identification.

                                            Name:__________________________
                                            NOTARY PUBLIC, State and County
                                            Aforesaid
                                            Commission No.

                                            My Commission Expires:

                                    EXHIBITS


Paragraph   Exhibit

A           Legal Description of Premises
B           Rent Schedule

                                    EXHIBIT A

                                LEGAL DESCRIPTION OF PREMISES


A portion of Tract F, PARK WEST, UNIT TWO, according to plat thereof as recorded in Plat Book 13, pages 46, 47 and 48 of the public records of Clay County, Florida, being more particularly described as follows:

For a point of beginning, commence at the Northwest corner of said Tract F, run thence North 89deg 11min 00sec East along the North line of said Park West, Unit Two, a distance of 360.0 feet; thence South 01deg 19min 06sec East, a distance of 225.00 feet to a point in the Northerly right of way line of Belmont Boulevard, (a 90 foot right of way, as now established); run thence South 89deg 11min 10sec West, along said right of way line, a distance of 360.00 feet to its intersection with the Easterly right of way line of Blanding Boulevard, (a 100 foot right of way, as now established); run thence North 01deg 19min 06sec West along said Easterly right of way, a distance of 255.00 feet to the point of beginning.

Less and Except the following described parcel:

A portion of Tract F Park West Unit Two, as recorded in Plat Book 13, pages 46, 47 and 48 of the public records of Clay County, Florida, being more particularly described as follows:

For a point of beginning, commence at the Northwest corner of said Tract F, run thence North 89deg 11min 00sec East along the North line of said Park West Unit Two, a distance of 200.0 feet; run thence South 01deg 19min 06sec East, a distance of 120.00 feet; run thence South 89deg 11min 00sec West, 200.00 feet to the East line of Blanding Boulevard (State Road No. 21) as now established, for a width of 100 feet; run thence North 01deg 19min 06sec West along said line,
120.00 feet to the point of beginning.

                                    EXHIBIT B

                                  RENT SCHEDULE

                                  (Initial Term)

                    Years              Monthly            Annually

                     1-5               $7,750.00           $93,000.00

                     6-10              $8,525.00          $102,300.00

                                  (Renewal Term)

                    11-15              $9,377.50          $112,530.00

                    16-20             $10,315.25          $123,783.00



NOTE: The above amounts do not include applicable Florida sales tax. Tenant shall pay such sales tax with each installment of rent.